Exhibit 10.2

Heritage Insurance Holdings, Inc.

A DELAWARE CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 4, 2015 by and between HERITAGE INSURANCE HOLDINGS, INC., and its subsidiary companies (collectively, the “Company”), and Richard Widdicombe (the “Executive”).

RECITALS

1.	The Company is engaged in the insurance and financial services industry;

2.	The Executive is the President of the Company;

3.	The Company and the Executive are parties to an employment agreement, as amended from time to time (the “Prior Agreement”), and now desire to amend and restate the terms of the Prior Agreement to provide for the continued employment of the Executive;

4.	The Board of Directors (the “Board”) approved the employment of the Executive upon the terms and conditions set forth herein.

NOW, therefore, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

Section I. Employment

1. Employment. The Company shall continue to employ Executive as its President. Executive accepts such employment and agrees to perform the services and duties specified herein or as assigned to Executive from time to time by the Board.

2. Term of Employment. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company and its Subsidiaries, on the terms and conditions set forth herein, until December 31, 2020 of the date of this agreement, unless terminated as hereinafter set forth, or as mutually agreed to by the parties (the “Term”).

Section II. Compensation and Benefits

1. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of $1,750,000 for 2016, which shall be increased as necessary to reflect reasonable cost of living and inflation-based adjustments on January 1st of each calendar year during the Term. The base salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes, and may be increased by the Board in its discretion.

2. Bonus. The Executive shall receive, as an incentive award under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan, an incentive bonus of $375,000 for each calendar year beginning in 2016, which shall be paid to Executive within two and a half months following the completion of such year provided that the Company achieves at least $50 million in EBITDA for such year. Executive shall also receive an annual cash bonus under the Company’s EBIDTA bonus in the amount of $375,000 by December 31st of each calendar year during the Term based on the Company’s bonus pool as approved by the Board.

3. Award of Restricted Stock. Executive shall receive a grant of 250,000 restricted shares granted on November 4, 2015 and vesting in equal installments of 50,000 shares on November 4th of each calendar year beginning on the first anniversary of the grant date.

No grant shall occur unless Executive has remained in the continuous full-time employ of the Company through the applicable grant date unless otherwise provided herein. The grant shall be subject to the terms and conditions of the applicable restricted stock award and shall be governed by the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan.

4. Options and Warrants. From time to time, the Company may grant to Executive options or warrants to purchase the Company’s common stock. The Company shall enter into an option or warrant agreement for the issuance of such options or warrants in such event.

5. Expense Reimbursement. During the Employment Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries, including a reasonable car allowance and expenses for travel and entertainment, for which the Executive shall have an expense allowance as set by the Board from time to time.

6. Insurance. During the Employment Term, the Company shall obtain comprehensive major medical, hospitalization and disability insurance coverage, either group or individual, for the Executive and his dependents, and may obtain or may continue in force life (“key man”) insurance on the Executive for the benefit of the Company/Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive’s option, the Company shall assign to the Executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

7. Disability. During the Employment Term, the Company shall maintain long-term disability insurance coverage on Executive in an amount equal to sixty percent (60%) of Executive’s base salary during the Employment Term of this Agreement. In the case of a disability of Executive, all benefits provided for under the above-described coverage shall be paid directly to Executive. Executive represents and warrants that, to the best of his knowledge, he has no disability which would impair his ability to perform the duties called for under this Agreement. If Executive shall become unable to perform its duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend of the officership of the Executive. In the event of such suspension, Executive shall remain an employee of the Company and receive its compensation and all its fringe benefits as set forth in Section 2 for through December 31st of the following year (the “Suspension Period”). Executive’s employment with the Company shall terminate at the end of the Suspension Period if the Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

8. Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

9. Vacation. Executive shall receive up to thirty paid vacation days every calendar year. Any portion of the unused annual vacation days shall be accrued and will accumulate, and may be used by the Executive at any time during its employment. If Executive has not used all of its accrued and accumulated vacation time at the termination of its employment, the Company shall pay any unused vacation to Executive in a lump sum within ninety (90) days following his termination of employment.

Section III. Termination.

1.

Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement “Cause” shall only mean (i) any action or omission of the Executive which constitutes a breach of this Agreement, (ii) fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation as against the Company. Upon any determination by the Company’s Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive. Executive shall have the right to appear before such special meeting of the Board to refute any determination of Cause specified in such notice, and any termination of Executive’s employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination for cause, the Company shall have no obligation to pay the Executive any compensation or benefits under this Agreement. If Executive is terminated without cause, the Executive shall be entitled to the remaining, regularly scheduled cash and share based compensation under this Agreement.

If this Agreement expires and the Company does not offer the Executive a new employment contract, at a compensation level similar to the final year of this agreement, the Company shall pay the Executive severance equal to the Base Salary received in the final year.

2.	Death. In the event of the death of Executive during the Employment Term of this Agreement, the Company shall pay to Executive’s legal representative, 50% of any unpaid Base Salary through the expiration of the contract term and shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death.

3.	Voluntary. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Executive for any reason by giving no less than 90 days notice. The Company shall not be responsible for any further compensation of any kind to the Executive beyond 90 days from the date the Executive provides notice of his intent to terminate his employment.

4.	Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the Commencement Date, having greater than 50% of the combined voting power of the then outstanding shares of the Company that may be cast for the election of Managers of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were Directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

5.	Change of Control Payments. During the remaining Employment Term hereof after the Change of Control Date, the Company (or the Subsidiaries) will (i) continue to pay Executive a salary at not less than the level applicable to Executive on the Change of Control Date, (ii) pay Executive bonuses in amounts not less in amount than those paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs). In the event of a proposed Change in Control, the Company will allow Executive to participate in all meetings and negotiations related thereto.

Section IV. Restrictive Covenants

1.

Confidentiality/Non-Disclosure. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a. Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b. Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c. Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d. Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.	Acknowledgements.

a. The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors and of the formation of the Company, the Insurance Entity and other Subsidiaries as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s, the Insurance Entity or other Subsidiary’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of assisting with the formation of the Insurance Entity and application to the FOIR for approval of the Insurance Entity to write homeowner’s insurance coverage in the State of Florida during the

Employment Term and by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

b. The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.

c. The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.	To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

ii.	Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Member-Managers of the Company, or their successors, including Manager(s), as an action permitted under the operating agreement of the Company;

iii.	To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement either during the Initial Term or Employment Term;

iv.	To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the Initial Term or Employment Term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

vi.	Immediately notify the Members and Manager(s) of the Company of any breach of this Agreement; and

vii.	Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

3.	Non-Solicitation. For a period of one year after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

4.	Non-Compete. For a period of two years after the Executive leaves the employment of the Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, work for or consult with any competing insurance companies that do write the same insurance products in the states in which the Company does business.

Section V. Miscellaneous

1.	Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2.	Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board’s request at any time.

3.	Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Initial Term or Employment Term of this Agreement and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives and agents.

4.

Consolidation. Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the

Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

5.	Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6.	Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.	Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

9.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

10.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

11.	Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Delawar, without giving effect to the application of the principles pertaining to conflicts of laws.

12.	Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.	Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.	Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

15.	Equitable Remedy. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

16.	Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

18.	Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

Agreed to by:

Heritage Insurance Holdings, Inc.

By:	/s/ Richard Widdicombe

Richard Widdicombe, President

By:	/s/ Bruce Lucas

Bruce Lucas, Chief Executive Officer